Exhibit 10.3

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Amendment”), dated for reference purposes only as of the 23rd day of May, 2014, is entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Neuromolecular Pharmaceuticals, Inc.) (“Tenant”).

R E C I T A L S:

A.                                 Landlord (as successor to NOP Watergate, LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease Agreement dated October 25, 2006 (the “Original Lease”), which Original Lease has previously been amended by that certain: (i) First Amendment to Lease dated April 29, 2009 (the “First Amendment”), (ii) Second Amendment to Office Lease Agreement dated January 18, 2011 (the “Second Amendment”), (iii) Third Amendment to Lease dated June 17, 2011 (the “Third Amendment”), and (iii) Fourth Amendment to Lease dated January 31, 2013 (the “Fourth Amendment”) (the Original Lease, as so amended, is referred to herein collectively as the “Lease”).  Pursuant to the Lease, Tenant currently leases from Landlord those certain premises on the second floor of the building at 2200 Powell Street, Emeryville, California (the “2200 Building”) described as Suite 220 containing approximately 7,652 rentable square feet (the “Current Premises”).

B.                                  Capitalized terms not defined herein have the meanings given to such terms in the Lease.

C.                                  The Term of the Lease is currently scheduled to expire on February 29, 2016.  Landlord and Tenant desire to enter into this Amendment to extend the Term of the Lease.

D.                                 In addition, the parties desire to amend the Lease in order to, among other things, relocate Tenant from the Current Premises to that certain space currently known as Suite 750 located on the Seventh (7th) floor of that certain building located at 1900 Powell Street, Emeryville, California, commonly known as Towers Emeryville – Tower I (the “1900 Building”), containing approximately 12,492 rentable square feet in the aggregate (the “New Premises”), as depicted on Exhibit A attached hereto, and to further amend the terms of the Lease upon the terms and conditions set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                    New Premises.  Tenant hereby agrees to lease from Landlord, and Landlord hereby agrees to lease to Tenant, the New Premises on the terms and conditions hereinafter set forth.  As of the New Premises Commencement Date (as defined in Section 3 below): (a) Exhibit A attached hereto showing the New Premises is hereby incorporated into and made a part of the Lease; (b) all references in the Lease to the defined term (i) “Premises” shall mean and refer to the New Premises, (ii) “Building” shall mean and refer to the 1900 Building, (iii) “Rentable Square Footage of the Building” shall be deemed to be 216,990 square feet, and (iv) rentable square footage of the “Premises” (New Premises) shall be deemed to be 12,492 square feet.  Tenant’s use and occupancy of the New Premises shall be in accordance with all of the terms and conditions of the Lease, as amended by this Amendment (the “Amended Lease”).

2.                                    Current Premises.  Tenant shall have the right to continue to occupy the Current Premises in accordance with the terms and conditions of the Lease until no later than 12:00 midnight on the date which is five (5) days after the New Premises Commencement Date (as defined in Section 3 below) (the “Surrender Date”); provided, however, if Tenant surrenders the Current Premises by the Surrender Date, Tenant’s obligation to pay Rent for the Current Premises accruing after the New Premises Commencement Date (as defined in Section 3 below) shall cease, otherwise, if Tenant fails to surrender the Current Premises by the Surrender Date, Tenant shall be obligated to pay (a) the then current rent for the Current Premises for each day during the initial two (2) weeks of such holdover after the Surrender Date that Tenant continues to occupy the Current Premises (with any such rent prorated on the basis of a 30-day month); and (b) thereafter Tenant shall pay holdover rent for the Current Premises pursuant to Section 22 of the Lease for each day that Tenant continues to occupy the Current Premises (with any such rent prorated on the basis of a 30-day month), until Tenant actually surrenders the Current Premises in accordance with the terms of the Amended Lease.  Tenant agrees to surrender possession of the Current Premises to Landlord on or before the Surrender Date, broom clean and in good order, condition and repair, ordinary wear and tear excepted, and otherwise in compliance with the terms of Section 25 the Lease regarding surrender as if the Term had expired as to the Current Premises.  Upon such surrender, all rights of Tenant to possession and occupancy of the Current Premises and Tenant’s obligations with respect to the Current Premises will terminate except as to Tenant’s surviving obligations under the Lease, and all of Tenant’s rights and obligations under the Amended Lease shall relate solely to the New Premises.  Tenant shall be responsible for all costs and expenses related to its relocation from the Current Premises to the New Premises, including, without limitation, all moving costs and costs to install telephone and data cabling in the New Premises.  Tenant shall have no restoration obligation(s) regarding the Current Premises.

3.                                    New Premises Commencement Date and New Premises Term.  The Term as to the New Premises (“New Premises Term”) shall commence on the earlier to occur of: (a) the date Tenant moves into the New Premises to commence operation of its business in all or any portion of the New Premises; or (b) the date Landlord delivers the New Premises to Tenant with the “Tenant Improvements” (as defined in the Work Letter attached hereto Exhibit B) “substantially completed” (as defined in the Work Letter) (the “New Premises Commencement Date”).  The New Premises Term shall expire on the last day of the sixty-fifth (65th) month after the New Premises Commencement Date (the “New Premises Expiration Date”).  In no event shall the New Premises Term operate to release Tenant from liability for any amounts owed or defaults that exist under the Lease for the Current Premises prior to the New Premises Commencement Date; provided, however, notwithstanding the foregoing, if Tenant surrenders the Current Premises on or before the Surrender Date, Tenant shall have no obligation to pay Rent for the Current Premises accruing from and after the New Premises Commencement Date.  Landlord shall use commercially reasonable efforts to allow Tenant to enter the New Premises five (5) days prior to the New Premises Commencement Date for fit up without any obligation to pay Rent for the New Premises during such five (5) day period.

4.                                    Monthly Base Rent.  Prior to the New Premises Commencement Date, Tenant shall pay monthly installments of monthly Base Rent for the Current Premises pursuant to the terms of the Lease.  Notwithstanding anything in the Lease to the contrary, effective as of the New Premises Commencement Date and continuing for the duration of the New Premises Term, Tenant shall pay monthly installments of monthly Base Rent for the New Premises to Landlord in accordance with the following schedule:

Months*	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent

1 – 12	$2.60	$32,479.20
13 – 24	$2.68	$33,453.58
25 – 36	$2.76	$34,457.18
37 – 48	$2.84	$35,490.90
49 – 60	$2.93	$36,555.63
61 - 65	$3.01	$37,652.29

*Months are measured from the New Premises Commencement Date.

**Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly Base Rent due during the first five (5) full months of the New Premises Term (the “Abatement Period”) (such amount of abated monthly Base Rent, being hereinafter collectively referred to as the “Abated Amount”); provided, however, such abatement shall immediately cease upon the occurrence of any Tenant default which continues beyond applicable notice and cure periods.  During such Abatement Period, Tenant will still be responsible for the payment of any and all other monetary obligations due under the Amended Lease.

5.                                    Condition of New Premises.  Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the New Premises in any manner whatsoever or to otherwise provide funds for the improvement of the New Premises, and Tenant hereby accepts the New Premises “AS-IS”.  Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of any of the New Premises, the improvements, refurbishments, or alterations therein, or the 1900 Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business, and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.  Notwithstanding the foregoing, Landlord shall install the Tenant Improvements in the New Premises as described in, and pursuant to the terms and conditions of, the Work Letter attached hereto as Exhibit B.

6.                                    Condition of the Current Premises.  Tenant acknowledges that it is presently in possession of the Current Premises and is fully aware of the condition of the Current Premises.  Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the Current Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Current Premises in conjunction with this Amendment, and Tenant hereby accepts the Current Premises “AS-IS”.  Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Current Premises, the improvements, refurbishments, or alterations therein, or the 2200 Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.

7.                                    Tenant’s Pro Rata Share.  Prior to the New Premises Commencement Date, Tenant shall continue to pay for Tenant’s Pro Rata Share of Expense Excess and Tax Excess in accordance with the terms of the Lease.  As of the New Premises Commencement Date and continuing for the duration of the New Premises Term, Tenant’s Pro Rata Share allocable to the New Premises shall be 5.76%, based upon the New Premises containing 12,492 RSF and the 1900 Building containing 216,990 RSF.  During the New Premises Term, the Base Year shall be adjusted to be the calendar year 2014 (the “Adjusted Base Year”), and during the New Premises Term, Tenant shall continue to pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess calculated using the Adjusted Base Year, in accordance with the Amended Lease.

8.                                    Additional Security Deposit.  Landlord and Tenant acknowledge that the Security Deposit currently held by Landlord under the Lease is in the amount of $9,270.27 (the “Existing Security Deposit”).  Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of $28,382.02, which when added to the Existing Security Deposit shall equal $37,652.29 (the “New Security Deposit”).  The New Security Deposit shall be held by Landlord as security for the performance by Tenant of Tenant’s covenants and obligations under the Lease

9.                                    Payment of First Month’s Base Rent.  Tenant agrees that, concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord the first full month’s Monthly Base Rent with respect to the New Premises Term in the amount of $32,479.20.

10.                            Conditional Must Take Space.  Subject to the terms hereof and subject to availability (as such availability is determined by Landlord in Landlord’s reasonable and good faith discretion), Tenant hereby agrees to add to the New Premises 6,047 additional rentable square feet of space located in Suite 700 on the seventh (7th) floor of the 1900 Building (“Must Take Space”).  The effective date of Tenant’s lease of the Must Take Space shall be the later of March 1, 2015 or the date that Tenant’s Must Take Space Improvements are substantially completed (“Must Take Space Commencement Date”).  Tenant’s lease of the Must Take Space shall be on the same terms and conditions as affect the New Premises throughout the New Premises Term, including, without limitation, the same Base Rent rate (per rentable square foot) as then applies to the New Premises; provided, however, that (a) Tenant’s Pro Rata Share shall be increased to take into account the additional number of rentable square feet of the Must Take Space, and (b) Tenant shall be entitled to a one-time refurbishment allowance for the Must Take Space in the amount of up to Forty-Five Dollars ($45.00) per rentable square foot of the Must Take Space (i.e., up to Two Hundred Seventy-Two Thousand One Hundred Fifteen Dollars ($272,115.00) based on 6,047 rentable square feet comprising the Must Take Space) (the “Must Take Space Refurbishment Allowance”), the application of which Must Take Space Refurbishment Allowance to Tenant’s Must Take Space Improvements shall be subject to the terms and conditions of the Work Letter attached as Exhibit B hereto (as reasonably adjusted to reflect the differences between the initial New Premises and the Must Take Space).  Any such refurbishment work in the Must Take Space is hereinafter referred to as “Tenant’s Must Take Space Improvements”, and such work shall be performed by Landlord subject to the terms and conditions of the Work Letter attached as Exhibit B hereto (as reasonably adjusted to reflect the differences between the initial New Premises and the Must Take Space).  The Lease Term for the Must Take Space and Tenant’s obligation to pay rent with respect to the Must Take Space shall commence on the Must Take Space Commencement Date and shall expire co-terminously with Tenant’s lease of the New Premises.  Landlord shall not be liable to Tenant or otherwise be in default hereunder in the event that Landlord is unable to deliver the Must Take Space to Tenant due to the failure of any existing tenant to vacate and surrender to Landlord such Must Take Space, or any portion thereof.  Prior to Landlord’s delivery of the Must Take Space to Tenant, Landlord and Tenant shall execute an amendment to the Lease, as amended herein, adding the Must Take Space to the New Premises upon the terms and conditions set forth in this Section 10.

11.                            Accessibility.  Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment none of the Current Premises, the New Premises, the 2200 Building, the 1900 Building, nor the Project has undergone inspection by a Certified Access Specialist.

12.                            Parking.  Prior to the New Premises Commencement Date, Tenant shall continue to have the right to use twenty-one (21) unreserved vehicle parking stalls in the parking lot or lots of the Property designated by Landlord for the use of tenants of the 2200 Building, subject to the terms of the Lease.  As of the New Premises Commencement Date, Tenant shall have the right to use up to thirty-seven (37) unreserved parking spaces for the New Premises designated by Landlord for the use of tenants of the 1900 Building at the monthly rate of $85.00 per stall or at the prevailing market rate for the Property as determined by Landlord in its commercially reasonable discretion from time to time, all subject to the terms of the Amended Lease.  To the extent additional parking spaces are available at the Property, subject to Landlord’s parking space planning requirements for the Property, which Landlord shall establish in its sole discretion, Landlord shall make available to Tenant additional parking spaces at the Property on a month-to-month basis.

13.                            Deletion of Certain Provisions.  The following provisions of the Lease are hereby deleted and are of no further force or effect: (a) Section 13 (Conditional Option to Terminate) of the Fourth Amendment; (b) Section 6 (Termination Option) of the Second Amendment; and (c) Section 7 (Right of First Offer) of the Second Amendment.

14.                            Asbestos Notification.  As of the New Premises Commencement Date, the Asbestos Disclosure Statement attached hereto as Exhibit C attached hereto is hereby incorporated into and made a part of the Lease

15.                            Broker.  Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment.  If any other claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

16.                            Representations and Warranties.  Tenant hereby represents, warrants, and agrees that: (a) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (b) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (c) Tenant has no current offset or defense to its performance or obligations under the Lease.  Tenant hereby waives and releases all demands, charges, claims, accounts, or causes of action of any nature whatsoever against Landlord or Landlord’s managers, members, officers, directors, employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease, except for continuing obligations of Landlord under the Lease.

17.                            Authority.  Each signatory of this Amendment on behalf of Landlord and Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

18.                            No Other Modification.  Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment.  To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

Tenant:

ADAMAS PHARMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ Anthony Rimac
Name:	Anthony Rimac
Its:	Chief Financial Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Landlord:

EMERYVILLE OFFICE, L.L.C.,

a Delaware limited liability company

By:	EMERYVILLE OFFICE HOLDINGS, L.L.C.,
a Delaware limited liability company,
its Sole Member and Manager

	By:	LBA RIV-Company III, LLC, a Delaware limited liability company, its Operating Member

		By:	LBA REIT IV, LLC, a Delaware limited liability company its sole Member and Manager

			By:	LBA Realty Fund IV, L.P., a Delaware limited partnership, its Sole Manager

				By:	LBA Management Company IV, LLC, a Delaware limited liability company, its General Partner

					By:	LBA Realty LLC, a Delaware limited liability company, its Manager

						By:	LBA Inc.,
a California corporation,
its Managing Member

							By:	/s/ Brad Neglia
							Name:	Brad Neglia
							Title:	Authorized Sinatory

For LBA Office Use Only:  Prepared & Reviewed by:  _______________________________

EXHIBIT A

DEPICTION OF NEW PREMISES

EXHIBIT A

EXHIBIT B

WORK LETTER

1.         TENANT IMPROVEMENTS.  As used in the Lease and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.  As used in this Work Letter, the term “Building” means the 1900 Building.  This Work Letter shall also govern and control the performance of Tenant’s Must Take Space Improvements and disbursement of the Must Take Space Refurbishment Allowance, and this Work Letter shall be reasonably adjusted to reflect the differences between the initial New Premises and the Must Take Space.

2.         WORK SCHEDULE.  Within ten (10) days after the execution of this Lease, Landlord will deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements and the New Premises Commencement Date.  The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements.  The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements.  All plans and drawings required by this Work Letter and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule.  Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate.  If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant within five (5) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted.

3.         CONSTRUCTION REPRESENTATIVES.  Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter:  Martin Bachoc.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter:  Shannon Eastin.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease.  Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.         TENANT IMPROVEMENT PLANS.

(a)        Preparation of Space Plans.  In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the New Premises (“Space Plans”).  The Space Plans are to be sufficient to convey the architectural design of the New Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval.  If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule.  Tenant will then submit to

Exhibit B - Page 1

Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b)        Preparation of Final Plans.  Based on the approved Space Plans, and in accordance with the Work Schedule, at Landlord’s election, Landlord’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the New Premises (collectively, the “Final Plans”).  The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans.  If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule.  In accordance with the Work Schedule, Landlord will, subject to Section 4(c) below, then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c)        Requirements of Tenant’s Final Plans.  Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will:  (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be comprised of the Building standards set forth in the written description thereof (the “Standards”) or of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d)        Submittal of Final Plans.  Once approved by Landlord and Tenant, at Landlord’s election, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit.  Landlord’s architect, with Tenant’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit.  After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance and Additional Allowance.  Tenant hereby acknowledges that any such changes will be subject to the terms of Sections 7 and 8 below.  Landlord’s approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with Laws.

(e)        Changes to Shell of Building.  If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the Allowance and Additional Allowance described in Section 5 below.

(f)        Work Cost Estimate and Statement.  Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the “Work Cost”) to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the New Premises are located (the “Work Cost Estimate”).  Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items.  Submission and approval of the Work Cost Estimate will proceed in accordance with the Work

Exhibit B - Page 2

Schedule.  Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof.  If the total costs reflected in the Work Cost Statement exceed the Allowance and Additional Allowance described in Section 5 below, Tenant agrees to pay such excess, as Additional Rent, within five (5) business days after Tenant’s approval of the Work Cost Estimate.  Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within five (5) business days thereafter.

5.         PAYMENT FOR THE TENANT IMPROVEMENTS.

(a)        Allowance.  Landlord hereby grants to Tenant a tenant improvement allowance of up to $45.00 per rentable square foot of the New Premises (i.e., up to $562,140.00) (the “Allowance”).  The Allowance is to be used only for:

(i)         Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans.  The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect, engineers and consultants.

(ii)        The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii)       Construction of the Tenant Improvements, including, without limitation, the following:

(aa)      Installation within the New Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb)      All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the New Premises;

(cc)      The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the New Premises, including the cost of meter and key control for after-hour air conditioning;

(dd)      Any additional improvements to the New Premises required for Tenant’s use of the New Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee)      All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the New Premises;

(ff)       All plumbing, fixtures, pipes and accessories necessary for the New Premises;

(gg)      Testing and inspection costs;

(hh)      Fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements;

Exhibit B - Page 3

(ii)        Installation of cabling, cubicles and other fit up work to prepare the Premises for occupancy (provided the portion of the total Allowance and Additional Allowance applicable to such installations shall not exceed $8.00 per square foot of the New Premises in the aggregate); and

(jj)        Landlord’s construction management fee of three percent (3%) of the total costs of the Tenant Improvements; provided, however, Landlord’s construction management fee shall not be charged with respect to actual Work Costs in excess of the Allowance and the Additional Allowance, to the extent such excess Work Costs are incurred installing Tenant’s furniture, fixtures, and equipment in the New Premises.

(iv)       All other costs to be expended by Landlord in the construction of the Tenant Improvements, including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the New Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Building for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical including heating, ventilating and air conditioning systems and electrical distribution systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).

(b)        Excess Costs.  The cost of each item referenced in Section 5(a) above shall be charged against the Allowance and Additional Allowance.  If the Work Cost exceeds the Allowance and Additional Allowance, Tenant agrees to pay to Landlord such excess including the fee for Landlord’s contractor and Landlord’s three percent (3%) fee for the construction manager associated with the supervision of such excess work prior to the commencement of construction within five (5) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate).  Except as expressly provided above, in no event will the Allowance or Additional Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the New Premises.

(c)        Changes.  If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto including the fee for Landlord’s contractor and Landlord’s three percent (3%) fee for the construction manager associated with the supervision of such changes or substitutions are to be paid by Tenant to Landlord within five (5) business days after invoice therefor.  Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above.  Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above, or if the change would unreasonably delay construction of the Tenant Improvements and the New Premises Commencement Date.

(d)        Governmental Cost Increases.  If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase including the fee for Landlord’s contractor and Landlord’s three percent (3%) fee for the construction manager associated with the supervision of such additional work within five (5) business days of Landlord’s written notice; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance and Additional Allowance.

(e)        Additional Allowance.  Landlord hereby grants Tenant an additional allowance up to an amount not to exceed $62,460.00 (the “Additional Allowance”) to cover any excess costs as described in

Exhibit B - Page 4

Sections 5(b), 5(c) or 5(d), which Additional Allowance shall be amortized over the months of the New Premises Term remaining as of the disbursement of the Additional Allowance on a straight-line basis calculated with interest at eight percent (8%) per annum and payable by Tenant to Landlord as Additional Rent concurrently with each monthly payment of monthly Base Rent.

(f)        Unused Allowance Amounts.  Any unused portion of the Allowance and Additional Allowance upon completion of the Tenant Improvements in the New Premises will be added to the Must Take Space Refurbishment Allowance; provided, however, any unused portion of the Must Take Space Refurbishment Allowance upon completion of Tenant’s Must Take Space Improvements shall not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

6.         CONSTRUCTION OF TENANT IMPROVEMENTS.  Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant’s approval of the Work Cost Statement described in Section 4(f) above and upon Tenant’s payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 8 below) and Force Majeure Delays (as described in Section 9 below).

7.         SUBSTANTIAL COMPLETION.

(a)        Substantial Completion; Punch-List.  The Tenant Improvements will be deemed to be “substantially completed” when Landlord: (a) is able to provide Tenant with reasonable access to the New Premises and (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter, other than minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the New Premises.  Within ten (10) days after delivery of the New Premises to Tenant, Tenant and Landlord will conduct a walk-through inspection of the New Premises and prepare a written punch-list specifying those punch-list items which require completion, which items Landlord will thereafter diligently complete.

(b)        Delivery of Possession.  Landlord agrees to deliver possession of the New Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (b) above.  The parties estimate that Landlord will deliver possession of the New Premises to Tenant and the Term will commence on or before September 1, 2014 (the “Estimated New Premises Commencement Date”).  Tenant agrees that if Landlord is unable to deliver possession of the New Premises to Tenant on or prior to the Estimated New Premises Commencement Date, the Amended Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom.

8.         TENANT DELAYS.  For purposes of this Work Letter, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following:  (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter; (b) Tenant’s changes to Space Plans or Final Plans after Landlord’s approval thereof; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

9.         FORCE MAJEURE DELAYS.  For purposes of this Work Letter, “Force Majeure Delays” means any actual delay in the construction of the Tenant Improvements, which is beyond the reasonable

Exhibit B - Page 5

control of Landlord or Tenant, as the case may be, as “Force Majeure” is described in Section 26.03 of the Lease.

Exhibit B - Page 6

EXHIBIT C

ASBESTOS DISCLOSURE STATEMENT

In 1988, California enacted legislation (specifically, Chapter 10.4 of the Health and Safety Code, Section 25915 et seq.) requiring landlords and tenants of commercial buildings constructed prior to 1979 to notify certain people, including each other and their respective employees working within such building, of any knowledge they may have regarding any asbestos containing materials or asbestos-containing construction materials (collectively, “ACM”) in the building.

On July 13, 1995, Title 29, Code of Federal Regulations, Section 1910.1001 and 1926.1101 defined Presumed Asbestos Containing Material (“PACM”) as thermal system insulation and surfacing material found in buildings constructed no later than 1980.  Although not considered PACM, asphalt and vinyl flooring installed in buildings constructed no later than 1980 must also be considered asbestos containing.  Both PACM and asphalt and vinyl flooring can be shown not to contain asbestos through comprehensive sampling.  The federal standard requires the building and/or facility owner to notify contractors and tenants of the presence of ACM/PACM.  On May 3, 1996, Cal/OSHA adopted the same notification requirements for PACM in Title 8 CCR 5208 & 1529.

This notification is being given to provide the information required under this Legislation in order to help you avoid any unintentional contact with the ACM/PACM, to assure that appropriate precautionary measures are taken before disturbing any ACM/PACM, and to assist you in making appropriate disclosures to your employees and others.

We have engaged qualified asbestos consultants to survey the Property for asbestos and to assist in implementing an asbestos operations and maintenance program that includes, among other things, periodic reinspection and surveillance, air monitoring as necessary, information and training programs for project personnel/engineering and other measures to minimize potential fiber releases.  We have developed an Operations and Maintenance Program for the Building (the “O&M Program”) which is available for review at the office of the Building manager and must be complied with by Tenant and Tenant’s contractor’s performing any work in the Building.

We have no reason to believe, based upon our environmental consultant’s document review and asbestos inspection, that the ACM/PACM in the Building is currently in a condition to release asbestos fibers which would pose a significant health hazard to the Building’s occupants.  This should remain so if such ACM/PACM is properly handled and remains undisturbed.  You should take into consideration that our knowledge as to the absence of health risks is based solely upon general information and the information contained in the previous asbestos surveys and the O&M Program, and that we have no special knowledge concerning potential health risks resulting from exposure to asbestos in the Building.  We are therefore required by the above-mentioned legislation to encourage you to contact local or state public agencies if you wish to obtain a better understanding of the potential impacts resulting from exposure to asbestos.  The health risks generally associated with asbestos (as further described in the O&M Program) result from the inhalation of asbestos fibers.  The inhalation of asbestos fibers has been associated with serious lung diseases including asbestosis, lung cancer, and mesothelioma.

Because any tenant alterations or other work at the Building could disturb ACM/PACM and possibly release asbestos fibers into the air, we must require that you obtain our written approval prior to beginning such projects.  This includes major alterations, but might also include such activities as drilling or boring holes, installing electrical, telecommunications or computer lines, sanding floors, removing ceiling tiles or other work which disturbs ACM/PACM.  In many cases, such activities will not affect ACM/PACM, but you must check with the property manager in advance, just in case.  You should check with the property

EXHIBIT C

manager at the address set forth in Schedule A attached hereto.  The property manager will make available such instruction as may be required.  Any such work should not be attempted by an individual or contractor who is not qualified to handle ACM/PACM.  In the areas specified in Schedule A, you should avoid touching, moving or disturbing the ACM/PACM in any way.  If you observe any activity which has the potential to disturb the ACM/PACM, please report the same to the property manager immediately.

In connection with the foregoing, we have adopted the following policies (which shall be considered rules under tenant leases):  (1) the owner, and representatives of the owner, including, without limitation, the owner’s ACM/PACM consultant, are entitled to enter into the premises of any tenant to inspect for ACM/PACM, perform air tests and abatement; and (2) any tenant, contractor, or other party must obtain our prior written approval before performing any alterations on any tenant space, or performing any other work at the property that might disturb ACM/PACM or involve exposure to asbestos fibers as described above and all such work must comply with the requirements of the O&M Program.

California law also requires persons in the course of doing business whose activities may result in exposures to asbestos and other substances regulated under the Safe Drinking Water and Toxic Enforcement Act of 1986, commonly referred to as Proposition 65, to provide a clear and reasonable warning.  Accordingly, you are advised as follows:

WARNING:  The areas within the Building that are described in Schedule A below contain a substance known to the State of California to cause cancer.

EXHIBIT C

SCHEDULE A

TO

EXHIBIT H

ASBESTOS DISCLOSURE STATEMENT

BUILDING:	The Towers Emeryville, Tower 1,
1900 Powell Street, Emeryville, CA 94608
ADDRESS OF PROPERTY

MANAGER’S OFFICE:	2000 Powell Street, Suite 100
Emeryville, CA 94608
Telephone: (510) 594-3100
Facsimile: (510) 594-5609

I.                                      SPECIFIC LOCATIONS WHERE ACM IS PRESENT OR PACM IS SUSPECTED IN ANY QUANTITY IN THAT PORTION OF THE BUILDING

Floors 1-12	Drywall and mud throughout White, beige, gold, and grey floor tiles and mastic All cove base Ceiling tiles All carpet mastic

An O&M Manual has been established for the property to set up procedures to remediate asbestos when required as a result of planned improvements.  ASBESTOS SURVEYS, REPORTS AND THE OPERATIONS AND MAINTENANCE PROGRAM ARE AVAILABLE FOR REVIEW DURING NORMAL BUSINESS HOURS IN THE PROPERTY MANAGER’S OFFICE AT THE ABOVE ADDRESS, MONDAY THROUGH FRIDAY EXCEPT LEGAL HOLIDAYS.  NO REPRESENTATIONS OR WARRANTIES WHATSOEVER ARE MADE REGARDING THE REPORTS, CONCERNING THE SURVEYS, OR THE OPERATIONS AND MAINTENANCE PROGRAM (INCLUDING WITHOUT LIMITATION, THE CONTENTS OR ACCURACY THEREOF), OR THE PRESENCE OR ABSENCE OF TOXIC OR HAZARDOUS MATERIALS IN, AT, OR UNDER ANY PREMISES, BUILDING, OR THE PROJECT

SCHEDULE A TO
EXHIBIT C